Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. LOW BIDDER ON
TWO

CONTRACTS WITH A COMBINED VALUE OF $17.7 MILLION

HOUSTON, TX — January 14, 2005 — Sterling Construction Company, Inc. (AMEX: STV), (“Sterling” or the “Company”), today announced that it was the low bidder on two contracts with a combined value of approximately $17.7 million.

Both the two new contracts entail storm and sanitary systems work along with paving, and they will be undertaken in San Antonio’s Bexar County and Houston’s Brazoria County. Both projects are expected to commence in June ’05 with completion earmarked for 18 months later.

Pat Manning, Sterling’s Chairman, noted, “Although the year-end numbers are not yet finalized, it is clear that we ended 2004 with the largest backlog in our history. This favorable business trend is continuing into 2005 with the award of these two additional contracts. Furthermore, the pace of contracts being put out to bid in our key markets is on the rise which along with the multi-year nature of the contract awards represented in our backlog, gives us reason for confidence in a strong financial performance in 2005 and very likely, beyond.”

Sterling, through its wholly-owned subsidiary Sterling Houston Holdings, Inc., (the “Construction Segment”) is primarily a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects. Sterling also operates Steel City Products, Inc. (the “Distribution Segment”), a wholesale distributor based in Pittsburgh, Pennsylvania.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

Contact: Sterling Construction Company, Inc. Maarten Hemsley, 781-934-2219 or Joseph Harper, 281-821-9091	Investor Relations Counsel The Equity Group Inc. Linda Latman 212-836-9609 Rob Greenberg 212-836-9611